Exhibit 99.1

Onity Group Inc.

ONITY GROUP ANNOUNCES SECOND QUARTER 2026 RESULTS

Record origination volume and significant subservicing additions driving double-digit revenue and servicing growth

Strategically repositioned the business through reverse asset sale and transfer of legacy subservicing

West Palm Beach, FL – (August 6, 2026) – Onity Group Inc. (NYSE: ONIT) (“Onity” or the “Company”) today announced its second quarter 2026 results.

Second Quarter 2026:

●	Net loss attributable to common stockholders of $13 million; diluted EPS of ($1.53); ROE of (8%)
●	Adjusted pre-tax income* of $14 million, resulting in annualized adjusted ROE* of 9%
●	Net loss includes $9 million pre-tax cost related to reverse asset sale and legacy subservicing transfer and $24 million pre-tax unfavorable asset fair value changes
●	$283 million in total revenue, up 15% vs Q2 2025; $281 million in adjusted revenue,* up 24% vs Q2 2025
●	$42 billion in total servicing additions, including quarterly record of over $15 billion in Originations, up 64% vs Q2 2025; $341 billion in ending servicing UPB, up 10% vs Q2 2025

2026 Outlook:

●	Maintained adjusted ROE* guidance range at 10% - 15%, expected to be at the lower end of the range, in light of persistent geopolitical instability, inflation, and market volatility
●	Reaffirming previous guidance on servicing UPB growth, MSR hedge effectiveness, and operating efficiency

* Beginning with Q2 2026, we changed the methodology used to calculate Adjusted Pre-Tax Income and Adjusted ROE. See “Note Regarding Non-GAAP Financial Measures” below.

Glen A. Messina, Chair, President and CEO of Onity Group, said, “Our second quarter results demonstrate that our growth strategy is sound and our operating fundamentals are strong. We delivered double-digit revenue and servicing UPB growth with record origination volume and significant subservicing additions. We also completed servicing portfolio repositioning actions to simplify the business, improve profitability and focus, and increase strategic flexibility. At the same time, net loss was impacted by portfolio restructuring costs as well as market-driven unfavorable asset fair value changes; however, these items do not diminish the progress we are making or the strength and direction of the business.”

Messina continued, “Onity is a top 10 non-bank servicer and originator with increasing scale, a balanced business model that is working as intended, and a modernized technology platform. With a strong foundation, simplified business and greater flexibility, we believe we are well positioned to navigate the current environment, capitalize on attractive opportunities, and continue delivering prudent growth.”

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Additional Second Quarter 2026 Operating and Business Highlights

●	Completed transaction with Finance of America Reverse LLC for sale of reverse assets; sold approximately 80% of reverse MSRs, based on fair value as of June 30, 2026; net proceeds of approximately $77 million
●	First half 2026 subservicing additions of $35 billion exceeds prior first half guidance
●	Funded recapture volume up 3.1x, compared to Q2 2025
●	Transferred approximately $22 billion of Rithm servicing UPB in first half 2026; $8 billion UPB remaining of which $4 billion is expected to transfer, subject to receipt of consents
●	Servicing advances decreased 33% vs Q2 2024 to $369 million, while owned forward servicing UPB increased 44% vs Q2 2024 to $176 billion
●	Repurchased 141,343 shares of Onity common stock during Q2, utilizing $5.8 million
●	Book value per share of $73, up $13 compared to Q2 2025

Webcast and Conference Call

Onity will hold a conference call on Thursday, August 6, 2026, at 8:30 a.m. (ET) to review the Company’s second quarter 2026 operating results. All interested parties are welcome to participate. You can access the conference call by dialing (800) 245-3047 or (203) 518-9765 approximately 10 minutes prior to the call; please reference the conference ID “Onity.” Participants can also access the conference call through a live audio webcast available from the Shareholder Relations page at onitygroup.com under Events and Presentations. An investor presentation will accompany the conference call and be available by visiting the Shareholder Relations page at onitygroup.com prior to the call. A replay of the conference call will be available via the website approximately two hours after the conclusion of the call. A telephonic replay will also be available approximately three hours following the call’s completion through August 20, 2026, by dialing (844) 512-2921 or (412) 317-6671; please reference access code 11162006.

About Onity Group

Onity Group Inc. (NYSE: ONIT) is a leading non-bank financial services company delivering mortgage servicing and originations solutions through Onity Mortgage Corporation. As one of the largest mortgage servicers in the country, we help consumers and business clients achieve their homeownership and financial goals with a wide range of servicing and lending programs powered by a technology-enabled, customer-centric platform. Headquartered in West Palm Beach, Florida, with offices and operations in the United States, the U.S. Virgin Islands, India and the Philippines, we have been serving our customers since 1988. For additional information, please visit onitygroup.com or onitymortgage.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by a reference to a future period or by the use of forward-looking terminology. Forward-looking statements are typically identified by words such as “expect”, “believe”, “foresee”, “anticipate”, “intend”, “estimate”, “goal”, “strategy”, “plan” “target” and “project” or conditional verbs such as “will”, “may”, “should”, “could” or “would” or the negative of these terms, although not all forward-looking statements contain these words, and includes statements in this press release regarding our guidance on adjusted ROE, UPB growth, MSR hedge rate effectiveness and operating efficiency, our ability to sustain growth, capitalize on opportunities and create value, and the impact of the servicing portfolio repositioning on our business, profitability and growth opportunities. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Readers should bear these factors in mind when considering such statements and should not place undue reliance on such statements.

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Forward-looking statements involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially. In the past, actual results have differed from those suggested by forward looking statements and this may happen again. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the potential for ongoing disruption in the financial markets and in commercial activity generally as a result of U.S. and global political events, changes in monetary and fiscal policy, and other sources of instability; the impacts of inflation, employment disruption, and other financial difficulties facing our borrowers; the timing for receipt of required consents to transfer certain Rithm Capital Corp. assets, the size of the portfolio following transfer, and our ability identify and execute on alternative sources of revenue for our servicing business; the adequacy of our financial resources, including our ability to sell, fund and recover servicing advances, whole loans, future draws on existing reverse loans, and HECM and forward loan buyouts and put backs, as well as repay, renew and extend borrowings, borrow additional amounts when required, meet our asset investment objectives and comply with our debt agreements, including the financial and other covenants contained in them; our ability to interpret correctly and comply with current or future liquidity, net worth and other financial and other requirements of regulators, the Federal National Mortgage Association (Fannie Mae), and Federal Home Loan Mortgage Corporation (Freddie Mac) (together, the GSEs), and the Government National Mortgage Association (Ginnie Mae); the timing for implementation of our technology and AI-based initiatives and the extent to which they contribute to our future success; breach or failure of Onity’s, our contractual counterparties’, or our vendors’ information technology or other security systems or privacy protections, including any failure to protect customers’ data, resulting in disruption to our operations, loss of income, reputational damage, costly litigation and regulatory penalties; our reliance on our technology vendors to adequately maintain and support our systems, including our servicing systems, loan originations and financial reporting systems, and uncertainty relating to our ability to transition to alternative vendors, if necessary, without incurring significant cost or disruption to our operations; our ability to close MSR and other transactions; our ability to grow our reverse servicing business; the extent to which acquisitions and other strategic initiatives will contribute to achieving our growth objectives; increased servicing costs based on increased borrower delinquency levels or other factors; uncertainty related to past, present or future claims, litigation, cease and desist orders and investigations regarding our servicing, foreclosure, modification, origination and other practices brought by government agencies and private parties, including state regulators, the Consumer Financial Protection Bureau (CFPB), State Attorneys General, the Securities and Exchange Commission (SEC), the Department of Justice or the Department of Housing and Urban Development (HUD); the reactions of key counterparties, including lenders, the GSEs and Ginnie Mae, to our regulatory engagements and litigation matters; increased regulatory scrutiny and media attention; any adverse developments in existing legal proceedings or the initiation of new legal proceedings; our ability to effectively manage our regulatory and contractual compliance obligations; our ability to comply with our servicing agreements, including our ability to maintain our seller/servicer and other statuses with the GSEs and Ginnie Mae; our servicer and credit ratings as well as other actions from various rating agencies, including any future downgrades; as well as other risks and uncertainties detailed in our reports and filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2025. Anyone wishing to understand Onity’s business should review our SEC filings. Our forward-looking statements speak only as of the date they are made and, we disclaim any obligation to update or revise forward-looking statements whether as a result of new information, future events or otherwise.

Note Regarding Non-GAAP Financial Measures

This press release contains references to adjusted pre-tax income (loss), adjusted ROE and adjusted revenue, all non-GAAP financial measures.

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We believe these non-GAAP financial measures provide a useful supplement to discussions and analysis of our financial condition, because they are measures that management uses to assess the financial performance of our operations and allocate resources. In addition, management believes that this presentation may assist investors with understanding and evaluating our initiatives to drive improved financial performance. Management believes, specifically, that the removal of fair value changes of our net MSR exposure due to changes in market interest rates and assumptions provides a useful, supplemental financial measure as it enables an assessment of our ability to generate earnings regardless of market conditions and the trends in our underlying businesses by removing the impact of fair value changes due to market interest rates and assumptions, which can vary significantly between periods.

Beginning with the three months ended June 30, 2026, for purposes of calculating Income Statement Notables and Adjusted Pre-Tax Income, we changed the methodology used to calculate MSR Valuation Adjustments due to rates and assumption changes by including as Income Statement Notables (and therefore excluding from Adjusted Pre-Tax Income) the impact of non-UPB collateral changes such as delinquency status, borrower escrow payments and balances and loan aging. We made this change because management believes that this runoff calculation more closely reflects the actual runoff of the UPB measured in fair value in isolation. In addition, this change is responsive to investor requests to simplify our presentation of operating results, and we believe this presentation is consistent with the approach utilized by certain of our peer companies within our industry.

However, our non-GAAP measures should not be analyzed in isolation or as a substitute to analysis of our GAAP pre-tax income (loss), GAAP pre-tax ROE or GAAP revenue nor a substitute for cash flows from operations. There are certain limitations to the analytical usefulness of the adjustments we make to GAAP pre-tax income (loss), GAAP pre-tax ROE and GAAP revenue and, accordingly, we use these adjustments only for purposes of supplemental analysis. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, Onity’s reported results under accounting principles generally accepted in the United States. Other companies may use non-GAAP financial measures with the same or similar titles that are calculated differently to our non-GAAP financial measures. As a result, comparability may be limited. Readers are cautioned not to place undue reliance on analysis of the adjustments we make to GAAP pre-tax income (loss), GAAP pre-tax ROE and GAAP revenue.

The Company has not provided reconciliations of guidance for adjusted ROE, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include the change in fair value of our net MSR exposure due to changes in market interest rates and assumptions which can vary significantly between periods and are difficult to predict in advance in order to include in a GAAP estimate.

Notables

In the table below, we adjust GAAP pre-tax income for the following factors: MSR valuation adjustments, expense notables, and other income statement notables. MSR valuation adjustments are comprised of changes to Forward MSR and Reverse mortgage valuations due to rates and assumption changes. Expense notables include significant legal and regulatory settlement expenses, severance and retention costs, LTIP stock price changes, consolidation of office facilities and other expenses (such as costs associated with strategic transactions). Other income statement notables include non-routine transactions that are not categorized in the above.

Beginning with the three months ended December 31, 2025, for purposes of calculating Adjusted ROE, we changed the methodology used to calculate adjusted average equity to a monthly average. We made this change to improve the accuracy of net income impact on equity. See calculations preceding “Average Adjusted Equity” in the “Adjusted ROE Calculation” table below.

In addition, as noted above, beginning with the three months ended June 30, 2026, for the purposes of calculating MSR Valuation Adjustments, we now include the impact of non-UPB collateral changes such as delinquency status, borrower escrow payments and balances and loan aging. See calculations preceding “Total MSR Valuation Adjustments due to rates and assumption changes, net” in the “Notables” table below.

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Presentation of past periods has been conformed to the current presentation. Utilizing methodology in effect as of March 31, 2026 would result in Q1’26 Adjusted Pre-Tax Income (Loss) of ($6 million) and Q2’26 Adjusted Pre-Tax Income (Loss) of ($5 million).

(Dollars in millions)		Q2’26	Q1’26	Q2’25
I	Net Income (Loss) Attributable to Common Stockholders	(13)	7	20
	A. Preferred Stock Dividend	(1)	(1)	(1)
II	Reported Net Income (Loss) [I – A]	(12)	8	22
	B. Income Tax Benefit (Expense)	3	(0)	(1)
III	Reported Pre-Tax Income (Loss) [II – B]	(15)	8	23
	Forward MSR Valuation Adjustments due to rates and assumption changes, net (a)(b)	(14)	(9)	6
	Reverse Mortgage Fair Value Change due to rates and assumption changes (b)(c)	(4)	9	1
IV	Total MSR Valuation Adjustments due to rates and assumption changes, net	(19)	(0)	7
	Significant legal and regulatory settlement expenses	(4)	(3)	2
	Severance and retention (d)	(1)	(3)	(0)
	LTIP stock price changes (e)	0	2	(2)
	Office facilities consolidation	(0)	(0)	(0)
	Other expense notables (f)	(3)	(0)	1
	C. Total Expense Notables	(9)	(4)	1
	D. Other Income Statement Notables (g)	(2)	(2)	(1)
V	Total Other Notables [C + D]	(10)	(6)	0
VI	Total Notables (h) [IV + V]	(29)	(6)	7
VII	Adjusted Pre-Tax Income [III – VI]	14	14	16

a)	MSR valuation adjustments that are due to changes in market interest rates and assumptions, net of overall fair value gains / (losses) on MSR hedge, including FV changes of Pledged MSR liabilities associated with MSR transferred to MSR capital partners and ESS financing liabilities at fair value that are due to changes in market interest rates and assumptions, a component of MSR valuation adjustments, net; effective in Q2’26, we changed the methodology used to calculate MSR Valuation Adjustments due to rates and assumption changes; presentation of past periods has been conformed to the current presentation; without this change, Forward MSR valuation adjustments due to rates and assumption changes, net would be $6M in Q2’25, $11M in Q1’26, and $4M in Q2’26, and Total MSR valuation adjustments due to rates and assumption changes, net would be $6M in Q2’25, $20M in Q1’26, and $0M in Q2’26; see “Note Regarding Non-GAAP Financial Measures” above for additional information

b)	The changes in fair value due to market interest rates were measured by isolating the impact of market interest rate changes on the valuation model output per our MSR valuation process

c)	FV changes of reverse loans and HMBS-related borrowings due to market interest rates and assumptions, a component of gain on reverse loans and HMBS-related borrowings, net

d)	Severance and retention due to organizational rightsizing or reorganization

e)	Long-term incentive program (LTIP) compensation expense changes attributable to stock price changes during the period

f)	Contains costs associated with but not limited to rebranding and other strategic initiatives and transactions

g)	Contains non-routine transactions including but not limited to early payoff expense and fair value assumption changes on other investments recorded in other income/expense

h)	Certain previously presented notable categories with nil numbers for each period shown have been omitted

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Adjusted ROE Calculation

(Dollars in millions)		Q2’26	Q1’26	Q2’25
	GAAP ROE	(8)%	4%	17%
I	Reported Net Income (Loss)	(12)	8	22
II	Notable Items	(29)	(6)	7
III	Income Tax Benefit (Expense)	3	(0)	(1)
IV	Adjusted Pre-Tax Income [I – II – III]	14	14	16
V	Annualized Adjusted Pre-tax Income [IV * 4 for qtr.]	55	55	64
	A. Monthly average common equity	618	632	469
	B. Impact of notable items [ – II]	29	6	(7)
	C. # of months in period + 1	4	4	4
	D. Average impact of notables [B / C]	7	1	(2)
VI	Average Adjusted Equity [A + D]	625	633	467
VII	Adjusted ROE (a) [V / VI]	9%	9%	14%

a)	Effective in Q4’25, adjusted average equity used in adjusted ROE is now a monthly average; presentation of past periods has been conformed to the current presentation; without this change, adjusted ROE would be 14% in Q2’25; see “Notables” above for more information; effective in Q2’26, we changed the methodology used to calculate MSR Valuation Adjustments due to rates and assumption changes; presentation of past periods has been conformed to the current presentation; without this change, Adjusted pre-tax income (loss) would be $16M in Q2’25, ($6M) in Q1’26, and ($5M) in Q2’26, and Adjusted ROE would be 14% in Q2’25, (4%) in Q1’26, and (3%) in Q2’26; see “Note Regarding Non-GAAP Financial Measures” above for additional information

Adjusted Revenue Calculation

(Dollars in millions)		Q2’26	Q1’26	Q2’25
I	GAAP Revenue	283	294	247
II	Rithm, MAV, & Other Pledged MSR Reclass	(26)	(31)	(30)
III	Reverse Reclass	5	8	5
IV	MSR FV Adjustments Notables	18	5	5
V	Other Notables(a)	2	2	1
VI	Adjusted Revenue [I + II + III + IV + V]	281	278	227

a)	Contains non-routine transactions and other discrete revenue impacts

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Condensed Consolidated Balance Sheets (unaudited)

Assets (Dollars in millions)	June 30, 2026	March 31, 2026	June 30, 2025
Cash and cash equivalents	196.6	182.5	194.3
Restricted cash	196.3	124.7	62.3
Mortgage servicing rights (MSRs), at fair value	3,208.8	3,025.9	2,632.6
Advances, net	369.5	431.1	461.4
Loans held for sale, at fair value	3,601.9	3,150.2	2,048.3
Reverse loans held for sale pooled into Home Equity Conversion Mortgage Backed Securities (HMBS), at fair value	-	9,596.5	-
Reverse loans held for investment pooled into HMBS, at fair value	3,640.6	-	-
Loans held for investment, at fair value	-	-	10,470.8
Receivables, net	233.9	365.0	204.6
Premises and equipment, net	11.0	11.3	9.7
Other assets	365.3	318.2	129.1
Contingent loan repurchase asset	526.4	530.0	318.2
Total Assets	12,350.3	17,735.2	16,531.3

Liabilities, Mezzanine & Stockholders’ Equity (Dollars in millions)	June 30, 2026	March 31, 2026	June 30, 2025
HMBS-related borrowings, at fair value	3,610.9	9,437.4	10,253.1
MSR related financing liabilities, at fair value	729.0	794.6	818.1
MSR financing facilities, net	1,566.1	1,371.0	1,218.6
Advance match funded liabilities	254.7	291.3	342.5
Mortgage warehouse facilities	2,061.7	2,193.0	1,765.6
Reverse mortgage securitization notes, net	1,925.0	1,321.0	429.9
Senior notes, net	693.2	692.8	488.5
Other liabilities	323.5	424.9	365.0
Contingent loan repurchase liability	526.4	530.0	318.2
Total Liabilities	11,690.5	17,056.0	15,999.5
Mezzanine Equity	49.9	49.9	49.9
Stockholders’ Equity	609.9	629.2	481.9
Total Liabilities, Mezzanine and Stockholders’ Equity	12,350.3	17,735.2	16,531.3

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Condensed Consolidated Statements of Operations (unaudited)

	For the Three Months Ended
(Dollars in millions, except per share data)	June 30, 2026	March 31, 2026	June 30, 2025
Revenue
Servicing and subservicing fees	229.3	222.4	211.3
Gain on reverse loans and HMBS-related borrowings, net	3.8	18.7	11.9
Gain on loans held for sale, net	29.4	34.1	10.4
Other revenue, net	20.4	19.1	13.0
Total revenue	282.9	294.3	246.6
MSR valuation adjustments, net	(70.5)	(69.0)	(27.3)
Operating expenses
Compensation and benefits	69.8	69.7	60.9
Servicing and origination	23.1	18.5	13.0
Technology and communications	17.9	17.5	15.5
Professional services	16.7	14.8	8.4
Occupancy, equipment and mailing	8.2	8.5	8.1
Other expenses	3.3	3.1	3.7
Total operating expenses	139.0	132.2	109.5
Other income (expense)
Interest income	55.5	41.0	32.1
Interest expense	(103.1)	(82.7)	(75.6)
Pledged MSR liability expense	(38.2)	(42.6)	(43.0)
Other, net	(2.7)	(0.9)	(0.4)
Other income (expense), net	(88.5)	(85.2)	(87.0)
Income (loss) before income taxes	(15.1)	7.9	22.8
Income tax expense (benefit)	(3.2)	0.3	1.3
Net Income (Loss)	(11.9)	7.6	21.5
Preferred stock dividend	(1.0)	(1.0)	(1.0)
Net Income (Loss) attributable to common stockholders	(12.9)	6.6	20.5
Basic EPS	$(1.53)	$0.78	$2.55
Diluted EPS	$(1.53)	$0.74	$2.40

For Further Information Contact:

Valerie Haertel, VP, Investor Relations

(561) 570-2969

shareholderrelations@onitygroup.com

Dico Akseraylian, SVP, Corporate Communications

(856) 917-0066

mediarelations@onitygroup.com

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